Exhibit 4(qq)


                              BLOCK TRADE AGREEMENT

Pricing Terms and Closing Arrangements

Seller:   Asian Motion Limited (BVI Subsidiary)

450,000,000 ordinary shares ("Shares") of Pacific Century Premium Developments Limited. (the "Issuer"):

Per Share purchase price:  HK$2.48

Aggregate Purchase Price:  HK$ 1,116,000,000    Closing Time: 10:00 am (Hong
                                                Kong time) 3 December 2004

The Seller agrees with Deutsche Bank AG, Hong Kong branch ("Deutsche Bank") that the Seller shall sell and Deutsche Bank shall purchase, the Shares on the terms and subject to the conditions set forth in this Agreement.

Settlement in relation to the Shares will be effected either (i) on a delivery versus payment basis in the Central Clearing and Settlement System ("CCASS") operated by Hong Kong Securities Clearing Company Limited or (ii) (to the extent any transfer of the Shares will not be settled through CCASS) by (a) the delivery of the share certificate(s) in respect of the Shares by the Seller to Deutsche Bank together with the relevant instruments of transfer duly executed by the Seller no later than 4:00 p.m. on 1 December 2004 and (b) the payments by Deutsche Bank to the Seller in cleared funds the aggregate purchase price for the Shares at or before the Closing Time to such bank account as may be notified by the Seller to Deutsche Bank.

Closing Conditions, Representations and Warranties and Indemnity

Deutsche Bank's obligations under this Agreement are subject to the conditions specified in Annex I, and the Seller shall indemnify Deutsche Bank to the extent specified in Annex I.

The Seller makes the representations and warranties and provides the undertakings specified in Annex II.

Deutsche Bank makes the representations and warranties and provides the undertakings specified in Annex II

Undertakings

The Seller undertakes with Deutsche Bank that it will bear and pay any Seller's stamp or other duties or taxes on or in connection with the sale, distribution and transfer and delivery of the Shares to Deutsche Bank.

Notices, Rights of Third Parties, Governing Law and Counterparts

No statement, notice or waiver under, or amendment to, this Agreement shall be valid unless it is in writing and, in the case of amendments, executed by each party. Notices shall be delivered by facsimile as indicated below.

Deutsche Bank AG, Hong Kong Branch

Fax number: +852 2203 7202
Attn:       Jorge Munoz

Seller
Fax number: +852 2962 5725
Attn:       the Company Secretary

This Agreement shall be binding upon, and inure to the benefit of, Deutsche Bank and the Seller and their respective successors and permitted assigns and, to the extent provided herein, their directors, officers, employees and controlling persons and no other person shall acquire or have any rights under or by virtue of this Agreement, except as otherwise specified herein. Time shall be of the essence in this Agreement, and neither party may assign any of its rights or obligations under this Agreement to any other party.

This Agreement shall be governed by and construed in accordance with the laws of Hong Kong, and the parties agree that the courts of Hong Kong are the most appropriate and convenient courts to hear any dispute under or arising out of this Agreement and, accordingly, submit to the exclusive jurisdiction of such courts. This Agreement may be executed by either of the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

 DEUTSCHE BANK AG, HONG KONG BRANCH


 By: /s/ Stephen Lau
     ---------------------------
     Name:  Stephen Lau
     Title:
     Date:  30 November 2004



 By: /s/ Sunjay Arova
     ---------------------------
     Name:  Sunjay Arova
     Title: Managing director
     Date:  30 November 2004




 ASIAN MOTION LIMITED


 By: /s/ Yuen Tin Fan
     ---------------------------
     Name:  Yuen Tin Fan
     Title: Director
     Date:  30th November, 2004






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


                                                                       Annex I

Conditions

The obligations of Deutsche Bank under this Agreement are subject to the conditions set forth below. Deutsche Bank may waive, in its sole discretion, any of these conditions by written notice to the Seller.

Delivery of the Shares. The Shares shall be delivered at the Closing Time in accordance with the terms of this Agreement.

Accuracy of Representations and Warranties. Each of the representations and warranties of the Seller shall have been correct when given or made and shall be correct in all material respects at the Closing Time as though it had been given or made at the Closing Time.

No Force Majeure Event Has Occurred. None of the following events shall have occurred between the date of this Agreement and the Closing Time: (A) a suspension of trading generally on the Hong Kong Stock Exchange, or a limitation on prices for the Shares or securities of the Issuer on the Hong Kong Stock Exchange, (B) any outbreak or escalation of hostilities or declaration of war or national emergency or other national or international calamity or crisis or change in economic or political conditions if the effect of such outbreak, escalation, declaration, emergency, calamity, crisis or change on the financial markets of Hong Kong would, in Deutsche Bank's sole judgement, make it impracticable or inadvisable to market the Shares or to enforce contracts for the sale of the Shares, or (C) the declaration of a banking moratorium by the Hong Kong or the United States authorities.

In the event that Seller shall not have delivered the Shares as required, or any of the above conditions shall not have been satisfied (or waived in writing), by or at the Closing Time, Deutsche Bank shall not be bound to proceed with any purchase of the Shares and this Agreement shall cease to have effect, except for the liability of the Seller arising before or in relation to such termination and as otherwise provided herein, provided that, if the Seller delivers less than all of the Shares by or at the Closing Time, Deutsche Bank shall also have the option to effect the purchase of any number of such Shares as are delivered at the agreed purchase price per share, but such partial purchase shall not relieve the Seller from liability for its default with respect to the Shares not purchased.

Indemnification

The Seller agrees to indemnify and hold harmless Deutsche Bank against any losses, claims, damages, demands or liabilities (together "Losses") to which Deutsche Bank may become subject in so far as such Losses, (or actions in respect hereof) relate to or arise out of any breach or alleged breach of the terms of this Agreement or as a result of any of the representations and warranties of the Seller being, or alleged to be, untrue or misleading in any respect. This indemnity shall not, however, apply to the extent that it is judicially determined that such losses, claims, damages or liabilities resulted primarily from Deutsche Bank's default or gross negligence. The Seller agrees to reimburse Deutsche Bank promptly for any duly itemized expenses (including reasonable counsel's fees) reasonably incurred by Deutsche Bank in connection with investigating or defending any such action or claim. The indemnification obligations of the Seller are in addition to any liability the Seller may otherwise have and shall extend, upon the same terms and conditions, to the respective directors, officers, employees and controlling persons of Deutsche Bank. The indemnification obligations of the Seller shall survive termination of this Agreement but for the avoidance of doubt shall not extend to Losses incurred in connection with a claim by the Seller itself against Deutsche Bank.


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


                                                                       Annex II

Representations, Warranties and Undertakings of the Seller

The Seller represents and warrants to, and agrees with, Deutsche Bank that:

This is a Valid and Binding Agreement. This Agreement has been duly authorized, executed and delivered by the Seller and constitutes a valid and legally binding agreement of the Seller.

Regulation S. The Seller reasonably believes that there is no "substantial U.S. market interest", as defined in Regulation S under the Securities Act, with respect to any equity securities of the Issuer. None of the Seller, its affiliates or any persons acting on its behalf (other than Deutsche Bank, as to whom no representation is made) have engaged or will engage in any directed selling efforts, as defined in Regulation S under the Securities Act, with respect to the Shares. None of the Seller, its affiliates or any persons acting on its behalf (other than Deutsche Bank, as to whom no representation is made), directly or indirectly, (a) has made or will make offers or sales of any security or deliver any security, (b) has solicited or will solicit offers to buy any security or (c) otherwise has negotiated or will negotiate in respect of any security, in any case under circumstances that would require the registration of the Shares under the Securities Act. The Seller, its affiliates and any persons acting on its behalf have and will comply with the offering restrictions requirement of Regulation S under the Securities Act.

Absence of Further Requirements. No filing with, or authorization, approval, consent, license, order, registration, qualification or decree, whether governmental, corporate or other, is necessary or required for the execution and delivery by the Seller of this Agreement, for the performance of the Seller's obligations hereunder, in connection with the offering, issuance or sale of the Shares hereunder or for the consummation of the transactions contemplated by this Agreement, except such as have been already obtained or made and are in full force and effect.

Absence of Defaults and Conflicts. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein do not and will not, whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of, or default under, any applicable law, statute, rule, regulation, judgment, order, writ or decree of any government, government instrumentality or court, domestic or foreign, having jurisdiction over the Seller or any of its assets, properties or operations.

Seller Will Transfer Good and Valid Title to the Shares, Free of Restrictions. The Seller has good and valid title to the Shares to be delivered at Closing Time free and clear of liens, encumbrances, equities or claims; and upon delivery of the Shares to Deutsche Bank, pursuant to this Agreement, good and valid title to the Shares, free and clear of liens, encumbrances, equities or claims, will pass to Deutsche Bank.

The Seller has not Manipulated the Price of any of the Issuer's Securities. Neither the Seller nor anyone acting on its behalf has made or will make bids for, or purchases of, any security (A) for the purpose of creating actual or apparent trading in, or of raising the price of, any security of the Issuer or
(B) which are designed to cause, have caused, or might reasonably be expected to cause, manipulation of the price of any security of the Issuer.

The Seller is not Violating "Insider Trading" Laws. The Seller does not have any non-public information concerning the Issuer that is material or price-sensitive and the sale of the Shares hereunder will not constitute a violation by such Seller of any applicable law prohibiting "insider dealing".

No Material Adverse Change. That to the best of the Seller's knowledge and belief there has been no material adverse change or any development involving a prospective material adverse change in the condition (financial or otherwise) of the Issuer since 30 September 2004 and that is not described in the Issuer's most recent annual report or subsequent releases of information to the public.

No Litigation. That to the best of the Seller's knowledge and belief the Issuer is not involved in any material litigation or arbitration proceedings relating to claims or amounts or in breach of any agreement which is material in the context of the sale of the Shares nor so far as the Seller is aware is any such litigation or arbitration pending or threatened.

The Seller undertakes to immediately notify Deutsche Bank in writing if any of the above representations or warranties was not correct when made or ceases to be correct at the Closing Time.

Representations, Warranties and Undertakings of Deutsche Bank

Deutsche Bank represents and warrants to, and agrees with, the Seller that:

This is a Valid and Binding Agreement. This Agreement has been duly authorized, executed and delivered by Deutsche Bank and constitutes a valid and legally binding agreement of Deutsche Bank

Deutsche Bank will comply with all applicable laws in connection with the purchase of the Shares.


                                     AII-1